Exhibit 99.1

©2018 Weatherford International plc. All rights reserved.

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4 1. Western Hemisphere includes North America, Latin America and Rigs located in Colombia and Mexico 2. Eastern Hemisphere includes MENA/Asia Pacific, Europe/SSA/Russia and Rigs located in the Eastern Hemisphere Prior (Unaudited) (Dollars in millions) 2016 2017 1Q 2Q 3Q 4Q FY 1Q 2Q 3Q North America $ 543 $ 401 $ 449 $ 485 $ 1,878 $ 490 $ 475 $ 538 MENA/Asia Pacific 361 400 329 363 1,453 321 340 335 Europe/SSA/Russia 257 243 225 214 939 244 244 252 Latin America 305 249 255 250 1,059 242 203 229 Subtotal 1,466 1,293 1,258 1,312 5,329 1,297 1,262 1,354 Land Drilling Rigs 119 109 98 94 420 89 101 106 Total Net Revenues $ 1,585 $ 1,402 $ 1,356 $ 1,406 $ 5,749 $ 1,386 $ 1,363 $ 1,460 Current (Unaudited) 2016 2017 1Q 2Q 3Q 4Q FY 1Q 2Q 3Q Western Hemisphere $ 852 $ 650 $ 704 $ 736 $ 2,942 $ 733 $ 678 $ 767 Eastern Hemisphere 733 752 652 670 2,807 653 685 693 Total Net Revenues $ 1,585 $ 1,402 $ 1,356 $ 1,406 $ 5,749 $ 1,386 $ 1,363 $ 1,460

OPERATING INCOME PRIOR VS. CURRENT DISCLOSURE

Prior (Unaudited)
(Dollars in millions)

	2016					2017		
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q
North America	$ (128)	$ (101)	$ (95)	$ (58)	$ (382)	$ (18)	$ 2	$ 33
MENA/Asia Pacific**	6	-	(8)	9	7	(3)	9	8
Europe/SSA/Russia	(1)	1	(3)	(8)	(11)	(10)	5	14
Latin America	44	1	14	6	65	9	(35)	(5)
Subtotal	(79)	(99)	(92)	(51)	(321)	(22)	(19)	50
Land Drilling Rigs	(26)	(17)	(19)	(25)	(87)	(30)	(20)	(16)
Adjusted Segment Operating Income (Loss)**	**(105)**	**(116)**	**(111)**	**(76)**	**(408)**	**(52)**	**(39)**	**34**
Research and Development*	(45)	(41)	(33)	(40)	(159)	(39)	(36)	(42)
Corporate Expenses*	(43)	(34)	(30)	(32)	(139)	(33)	(33)	(28)
Other Charges, Net	(254)	(269)	(771)	(251)	(1,545)	(72)	(19)	(28)
Total Operating Loss	**$ (447)**	**$ (460)**	**$ (945)**	**$ (399)**	**$ (2,251)**	**$ (196)**	**$ (127)**	**$ (64)**

Current (Unaudited)

	2016					2017		
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q
Western Hemisphere*	$ (110)	$ (123)	$ (102)	$ (74)	$ (409)	$ (31)	$ (52)	$ 3
Eastern Hemisphere*	(40)	(34)	(42)	(42)	(158)	(60)	(23)	(11)
Adjusted Segment Operating Loss**	**(150)**	**(157)**	**(144)**	**(116)**	**(567)**	**(91)**	**(75)**	**(8)**
Corporate Expenses*	(43)	(34)	(30)	(32)	(139)	(33)	(33)	(28)
Other Charges, Net	(254)	(269)	(771)	(251)	(1,545)	(72)	(19)	(28)
Total Operating Loss	**$ (447)**	**$ (460)**	**$ (945)**	**$ (399)**	**$ (2,251)**	**$ (196)**	**$ (127)**	**$ (64)**

* Under the new segment reporting structure, R&D expenses are included in the operating loss of the Western and Eastern Hemisphere segments
**Adjustment excludes the first quarter 2016 charges on the Zubair contract of $52 million and the second quarter income on the Zubair contract of $50 million related to MENA/Asia Pacific
Prior GAAP segment operating loss was $(157) million for the first quarter of 2016, $(66) million for the second quarter of 2016 and $(410) million for FY 2016.
Recasted GAAP segment operating loss is $(202) million for the first quarter of 2016, $(107) million for the second quarter of 2016 and $(569) million for FY 2016.

©2018 Weatherford International plc. All rights reserved.

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6 Prior (Unaudited) (Dollars in millions) 2016 2017 1Q 2Q 3Q 4Q FY 1Q 2Q 3Q North America $ 54 $ 58 $ 55 $ 41 $ 208 $ 40 $ 40 $ 39 MENA/Asia Pacific 61 60 60 52 233 51 51 49 Europe/SSA/Russia 48 48 45 41 182 39 39 36 Latin America 61 56 56 55 228 51 48 49 Land Drilling Rigs 22 23 22 22 89 24 23 23 Research and Development and Corporate* 4 4 4 4 16 3 3 3 Total Depreciation and Amortization $ 250 $ 249 $ 242 $ 215 $ 956 $ 208 $ 204 $ 199 Current (Unaudited) 2016 2017 1Q 2Q 3Q 4Q FY 1Q 2Q 3Q Western Hemisphere $ 117 $ 116 $ 114 $ 99 $ 446 $ 91 $ 92 $ 89 Eastern Hemisphere 131 130 126 114 501 115 111 108 Corporate* 2 3 2 2 9 2 1 2 Total Depreciation and Amortization $ 250 $ 249 $ 242 $ 215 $ 956 $ 208 $ 204 $ 199 *Under the new segment reporting structure, R&D depreciation is included in the Western and Eastern Hemisphere segments

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